As filed with the Securities and Exchange Commission on July 7, 2016	Registration No. 333-203501

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post Effective Amendment No. 2 To

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAJESCO ENTERTAINMENT COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	06-1529524
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

4041-T Hadley Road
S. Plainfield, New Jersey 07080
(Address of Principal Executive Offices, Including Zip Code)

MAJESCO ENTERTAINMENT COMPANY
2014 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Barry Honig
Chief Executive Officer
Majesco Entertainment Company
4041-T Hadley Road
S. Plainfield, New Jersey 07080
(732) 225-8910
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Harvey Kesner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
(212) 930-9700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐ Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Accelerated filer ☐ Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share		Proposed maximum aggregate offering price		Amount of Registration Fee
Common stock, par value $0.001 per share	1,853,532 shares	$1.18	(2)	$2,187,168	(2)	$254.15	(2)
Common stock, par value $0.001 per share	396,468 shares	$0.68	(3)	$269,598	(3)	$31.33	(3)
	2,250,000 shares			$2,456,766		$285.48	*

(1)
Amount to be registered consists of 1,853,532 shares of Common Stock that may be issued pursuant to, or pursuant to awards granted under, the Majesco Entertainment Company 2014 Equity Incentive Plan (the “Plan”) and 396,468 shares of Common Stock underlying options previously issued under the Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of shares of common stock that may be offered or sold as a result of any adjustments by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of shares of the company’s common stock outstanding.

(2)
Estimated in accordance with paragraphs (C) and (h) of Rule 457 under the Securities Act solely for purposes of calculating the registration fee.  The maximum offering price with respect to the shares registered herein is based on the average of the high and low sale prices of a share of common stock as reported on the Nasdaq Capital Market on April 15, 2015.

(3)
In accordance with paragraph (h) of Rule 457 under the Securities Act, solely for the purpose of determining the amount of the registration fee, the maximum offering price with respect to the shares of Common Stock underlying the issued options under the Plan is based on the exercise price of the options.

*Previously Paid

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 relates to the Registration Statement on Form S-8 (Registration No. 333-203501) previously filed by Majesco Entertainment Company, a Delaware corporation (the “Registrant” or the “Company”), on April 17, 2015, as amended on April 25, 2016 (the “First Amendment”) (the “Registration Statement”), which registered 2,250,000 shares of common stock of the Registrant for issuance pursuant to the 2014 Equity Incentive Plan.  This Post-Effective Amendment No. 2 is being filed in order to amend and further update the re-offer prospectus to include shares underlying options being offered by certain of the Registrant’s officers and directors issued subsequent to the First Amendment.

PART I

INFORMATION REQUIRED IN THE 10(a) PROSPECTUS

Item 1.                     Plan Information.

The Company will provide each recipient (the “Recipients”) of a grant under the 2014 Equity Incentive Plan (the “Plan”) with documents that contain information related to the Plan, and other information including, but not limited to, the disclosure required by Item 1 of Form S-8, which information is not required to be and is not being filed as a part of this Registration Statement on Form S-8 (the “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The foregoing information and the documents incorporated by reference in response to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. A Section 10(a) prospectus will be given to each Recipient who receives common stock covered by this Registration Statement, in accordance with Rule 428(b)(1) under the Securities Act.

Item 2.                     Registrant Information and Employee Plan Annual Information.

We will provide to each Recipient a written statement advising of the availability of documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) prospectus) and of documents required to be delivered pursuant to Rule 428(b) under the Securities Act without charge and upon written or oral request by contacting:

John Stetson
Majesco Entertainment Company
4041-T Hadley Road
S. Plainfield, New Jersey 07080

REOFFER PROSPECTUS

MAJESCO ENTERTAINMENT COMPANY

1,552,222 Shares of Common Stock

This reoffer prospectus relates to 1,552,222 shares of our common stock, par value $0.001 per share, that may be offered and resold from time to time by the selling stockholders identified in this prospectus (the “Selling Stockholders”) for their own account. The Selling Stockholders were issued restricted stock grants and options pursuant to our 2014 Equity Incentive Plan (the “Plan). It is anticipated that the Selling Stockholders will offer common shares for sale at prevailing prices on The NASDAQ Capital Market on the date of sale. We will receive no part of the proceeds from sales made under this reoffer prospectus. The Selling Stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the Selling Stockholders will be borne by us.

The restricted stock grants and options have been issued pursuant to the Plan, which authorized the issuance of up to 2,250,000 shares of our common stock to officers, directors, employees and consultants of the Company. This reoffer prospectus has been prepared for the purposes of registering the common shares under the Securities Act to allow for future sales by the Selling Stockholders on a continuous or delayed basis to the public without restriction.

The Selling Stockholders and any brokers executing selling orders on their behalf may be deemed to be “underwriters” within the meaning of the Securities Act, in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act.

Our common stock is traded on The NASDAQ Capital Market under the symbol “COOL”. On July 6, 2016 the closing price of our common stock on such market was $0.67per share.

Investing in our common stock involves risks. See “Risk Factors” on page 2 of this reoffer prospectus. These are speculative securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The date of this prospectus is July 7, 2016.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully.

-i-

PROSPECTUS SUMMARY

OUR COMPANY

Majesco Entertainment Company is an innovative developer, marketer, publisher and distributor of interactive entertainment for consumers around the world. Building on more than 25 years of operating history, Majesco develops and publishes a wide range of video games on digital networks through its Midnight City label, including Nintendo’s DS, 3DS, Wii and WiiU, Sony’s PlayStation 3 and 4, or PS3 and PS4, Microsoft’s Xbox 360 and Xbox One and the personal computer, or PC. Majesco is headquartered in South Plainfield, New Jersey, and its common stock is traded on The NASDAQ Capital Market under the symbol “COOL”.

Although, historically, we have sold packaged console software to large retail chains, specialty retail stores, video game rental outlets and distributors and through digital distribution for platforms such as Xbox Live Arcade, PlayStation Network, or PSN, and Steam, and for mobile devices and online platforms, we now operate, almost exclusively a digital software distribution and licensing business.

On July 31, 2015, we transferred to Zift Interactive LLC (“Zift”), a newly-formed subsidiary, certain rights under certain of our publishing licenses related to developing, publishing, and distributing video game products through retail distribution for a term of one year. We then transferred Zift to our former chief executive officer, Jesse Sutton in exchange for a portion of its net revenue from retail sales and other consideration.

Our titles are targeted at various demographics at a range of various price points. Due to the larger budget requirements for developing and marketing premium console titles, recently we have focused on publishing lower-cost games targeting casual-game consumers and independent game developer fans. In some instances, our titles are based on licenses of well-known properties and, in other cases, original properties. We enter into agreements with content providers and video game development studios for the creation of video games sold domestically and internationally.

Since October 2014, we have implemented reductions of our workforce to reduce our fixed costs. The reductions include development and game-testing, selling and marketing, and support personnel. We are currently not developing any significant new packaged games for release in fiscal 2016 and our objectives include evaluating strategic alternatives to maximize shareholder value, including the potential merger with or acquisition of a new business in a similar or different industry from our current and historical operations, although no business or industry has been determined to be an attractive candidate.

Company Background

Our principal executive offices are located at 4041-T Hadley Road, South Plainfield, NJ 07080 and our telephone number is (732) 225-8910. Our web site address is www.majescoentertainment.com.

Majesco Holdings Inc. (formerly ConnectivCorp) was incorporated in 2004 under the laws of the State of Delaware. As a result of a merger, Majesco Sales Inc. became a wholly-owned subsidiary and the sole operating business of the Company, which changed its name to Majesco Entertainment Company.

In this prospectus, “Majesco,” “the Company,” “we,” “us,” and “our” refer to Majesco Entertainment Company, a Delaware corporation, unless the context otherwise requires.

THIS OFFERING

Shares of common stock outstanding prior to this offering	16,648,051 (1)

Shares being offered by the selling stockholders	1,552,222

Shares of common stock to be outstanding after the offering	16,801,286 (1)(2)

Use of proceeds	We will not receive any proceeds from the sale of the shares of common stock offered in this prospectus.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors” beginning on page 2.

NASDAQ Symbol	COOL

(1) As of July 6, 2016.
(2) Assumes the exercise and sale of all options and restricted stock grants being offered by the selling stockholders.

RISK FACTORS

Our business and operations are subject to a number of risks and uncertainties asdescribed below. However, the risks and uncertainties described below are not theonly ones we face. Additional risks and uncertainties that we are unaware of, or thatwe may currently deem immaterial, may become important factors that could harm ourbusiness, financial condition or results of operations. If any of the following risksactually occur, our business, financial condition or results of operations couldsuffer.

Our review of our strategic alternatives may result in a complete transformation of our Company and we may not be successful in this new venture.

We are currently considering potential pursuit of new business ventures and other strategic alternatives. We have significantly reduced our video game publishing and development activities. We may (although we have no current arrangements in place) invest in a totally unrelated business or businesses. Such an action may result in a change in our board of directors, management, or financial structure and may lead to substantial reduction in our cash balances or substantial dilution to existing shareholders should we utilize our shares for acquisition. Despite our best efforts, we may not be successful in financing and/or operating any new venture.

Our financial resources are limited and we will need to raise additional capital in the future to continue our business.

We do not expect to generate the level of revenues going forward that we have achieved in prior years from our video game business. This significantly reduced revenue will impact our needs for future capital. We cannot ensure that additional funding will be available or, if it is available, that it can be obtained on terms and conditions we will deem acceptable. Any additional funding derived from the sale of equity securities is likely to result in significant dilution to our existing stockholders. These matters involve risks and uncertainties that may prevent us from raising additional capital or may cause the terms upon which we raise additional capital, if additional capital is available, to be less favorable to us than would otherwise be the case. If we reach a point where we are unable to raise needed additional funds to continue as a going concern, we will be forced to cease our business activities and dissolve the Company. In such an event, we will need to satisfy various severances, contract termination, and other dissolution-related obligations.

If we make a significant acquisition that requires the issuance of our shares we may be required to reapply for NASDAQ listing.

Reapplying for NASDAQ listing may require us to satisfy the more stringent original listing standards of the NASDAQ Capital Market, which has substantially higher standards than the continuing listing standards. If any such application is not approved, our shares of common stock could be delisted from the NASDAQ Capital Market.

We have experienced recent net losses and we may incur future net losses, which maycause a decrease in our stock price.

We incurred net losses of $3.8 million in fiscal 2015 and $16.2 million in fiscal 2014. Additionally, we incurred net losses of $1.7 million and $2.8 million for the six months ended April 30, 2016 and 2015, respectively. We may not be able to generate revenues sufficient to offset our costs and may sustain net losses in future periods. Any such losses may have an adverse effect on our future operating prospects, liquidity and stock price.

We have experienced volatility in the price of our stock and are subject to volatility in the future.

The price of our common stock has experienced significant volatility. The high and low bid quotations for our common stock, as reported by the NASDAQ Capital Market, ranged between a high of $2.90 and a low of $0.55 during the past two fiscal years. The historic market price of our common stock may be higher or lower than the price paid for our shares and may not be indicative of future market prices, depending on many factors, some of which are beyond our control. In addition, as we have significantly reduced our video game operations, and are seeking strategic alternatives, we cannot predict the performance of our stock. The price of our stock may change dramatically in response to our success or failure to consummate a strategic transaction.

Substantial future sales of our common stock by us or by our existing stockholders could cause our stock price to fall.

Additional equity financings or other share issuances by us, including shares issued in connection with strategic alliances and corporate partnering transactions, could adversely affect the market price of our common stock. Sales by existing stockholders of a large number of shares of our common stock in the public market or the perception that additional sales could occur could cause the market price of our common stock to drop.

We may not be able to maintain our listing on the NASDAQ Capital Market.

 Our common stock currently trades on the NASDAQ Capital Market. This market has continued listing requirements that we must continue to maintain to avoid delisting. The standards include, among others, a minimum bid price requirement of $1.00 per share and any of: (i) a minimum stockholders’ equity of $2.5 million; (ii) a market value of listed securities of $35 million; or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or in the two of the last three fiscal years. Our results of operations and our fluctuating stock price directly impact our ability to satisfy these listing standards. In the event we are unable to maintain these listing standards, we may be subject to delisting.

A delisting from NASDAQ would result in our common stock being eligible for quotation on the Over-The-Counter market which is generally considered to be a less efficient system than listing on markets such as NASDAQ or other national exchanges because of lower trading volumes, transaction delays and reduced security analyst and news media coverage. These factors could contribute to lower prices and larger spreads in the bid and ask prices for our common stock. Additionally, trading of our common stock on the OTCBB may make us less desirable to institutional investors and may, therefore, limit our future equity funding options and could negatively affect the liquidity of our stock.

The rights of our common stockholders are limited by and subordinate to the rights of the holders of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock; these rights may have a negative effect on the value of shares of our common stock.

The holders of our outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have rights and preferences generally superior to those of the holders of common stock. The existence of these superior rights and preferences may have a negative effect on the value of shares of our common stock. These rights are more fully set forth in the certificates of designations governing these instruments, and include, but are not limited to:

●	the right to receive a liquidation preference, prior to any distribution of our assets to the holders of our common stock; and

●
the right to convert into shares of our common stock at the conversion price set forth in the certificates of designations governing the respective preferred stock, which may be adjusted as set forth therein.

A significant portion of our revenue has been generated from games based on the Zumba Fitness property.

A significant portion of our revenue since fiscal 2010 was generated from the Zumba Fitness series of games. We license the rights to publish these games from a third party. In November 2011, we released the sequels Zumba Fitness 2 and Zumba Fitness Rush for the Wii and Kinect platforms, respectively. In November 2012, we released the sequel Zumba Fitness Core for the Wii and Kinect platforms. In November 2013, we released the sequel Zumba Fitness World Party for the Wii and Kinect platforms. We do not expect to release any new Zumba games in the future.

A decrease in the popularity of our licensed brands and, correspondingly, the video games we publish based on those brands could negatively impact our revenues and financial position.

Certain games released in 2014 and 2015 were based upon popular licensed brands. A decrease in the popularity of our licensed properties would negatively impact our ability to sell games based upon such licenses and could lead to lower net sales, profitability, and/or an impairment of our licenses, which would negatively impact our profitability.

A weak global economic environment could result in increased volatility in our stock price.

Current uncertainty in global economic conditions poses a risk to the overall economy as consumers and retailers may defer or choose not to make purchases in response to tighter credit and negative financial news, which could negatively affect demand for our products. Additionally, due to the weak economic conditions and tightened credit environment, some of our retailers and customers may not have the same purchasing power, leading to lower purchases of our games for placement into distribution channels. Reduced consumer demand for our products could materially impact our operating results.

Termination or modification of our agreements with platform hardware manufacturers mayadversely affect our business.

We are required to obtain a license in order to develop and distribute software for each of the manufacturers of video game hardware. We currently have licenses from: (i) Sony to develop products for PlayStation, PlayStation 2, PlayStation 3 and PlayStation 4; (ii) from Nintendo to develop products for the DS, DSi, 3DS, Wii and WiiU; and (iii) from Microsoft to develop products for the Xbox, Xbox 360 and Xbox One. These licenses must be periodically renewed, and if they are not, or if any of our licenses are terminated or adversely modified, we may not be able to distribute any of our games on that platform or we may be required to do so on less attractive terms.

 Our platform licensors control the fee structures for online distribution of our games on their platforms.

Pursuant to the terms of certain publisher license agreements, platform licensors retain sole discretion to determine the fees to be charged for both base level and premium online services available via their online platforms. Each licensor’s ability to set royalty rates makes it challenging for us to predict our costs, and increased costs may negatively impact our operating margins. As a result of such varying fee structures, we may be unable to distribute our games in a cost-effective manner through such distribution channels.

Intellectual property claims may increase our costs or require us to cease selling affected products, which could adversely affect our financial condition and results of operations.

Development of original content, including publication and distribution, sometimes results in claims of intellectual property infringement. Although we make efforts to ensure our products do not violate the intellectual property rights of others, it is possible that third parties may still allege infringement. These claims and any litigation resulting from these claims may result in damage awards payable by us; could prevent us from selling the affected product; or require us to redesign the affected product to avoid infringement or obtain a license for future sales of the affected product.

Any of the foregoing could have an adverse effect on our financial condition and results of operations. Any litigation resulting from these claims could require us to incur substantial costs.

A reduced workforce presents additional risk to the effectiveness of our internal controls.

We have significantly reduced our workforce. A smaller workforce impacts our ability to continue to undertake our historic business which could have an impact on our ability to maintain internal controls including over financial reporting, and can affect the adequacy of our controls. We cannot be certain that our internal controls over financial reporting are or will remain effective. If we cannot adequately maintain the effectiveness of our internal controls over financial reporting, we may be subject to liability and/or sanctions or investigation by regulatory authorities, such as the SEC. Any such action could adversely affect our financial results and the market price of our common stock.

Our reputation with consumers is critical to our success. Negative consumer perceptions about our brands, games, services and/or business practices may damage our business and any costs incurred in addressing consumer concerns may increase our operating expenses.

Individual consumers form our ultimate customer base, and consumer expectations regarding the quality, performance and integrity of our products and services are high. Consumers may be critical of our brands, games, services and/or business practices for a wide variety of reasons. These negative consumer reactions may not be foreseeable or within our control to manage effectively. Actions we take to address consumer concerns may be costly and, in any case, may not be successful. In addition, negative consumer sentiment about our business practices may result in inquiries or investigations from regulatory agencies and consumer groups, as well as litigation, which, regardless of their outcome, may be damaging to our reputation. Any of these may have a negative impact on our business.

If our games and services do not function as consumers expect, it may have a negative impact on our business.

If our games and services do not function as consumers expect, whether because they fail to function as advertised or otherwise, our sales may suffer. If our games and services do not function as consumers expect, it may negatively impact our business.

If we are unable to sustain traditional pricing levels for our titles, our business, financial condition, results of operations, profitability, cash flows or liquidity could suffer materially.

If we are unable to sustain traditional pricing levels for our titles, whether due to competitive pressure, because retailers elect to price these products at a lower price or otherwise, it could have a negative impact on our business. Further, we make provisions for retail inventory price protection based upon certain assumed lowest prices and if competitive pressures force us to lower our prices below those levels, it could similarly have a negative impact on our business.

Our industry is subject to rapid technological change, and if we do not adapt to, and appropriately allocate our new resources among, emerging technologies and business models, our business may be negatively impacted.

Technology changes rapidly in the interactive entertainment industry. We must continually anticipate and adapt our products to emerging technologies, delivery platforms and business models in order to stay competitive. When we choose to incorporate a new technology into a product or to develop a product for a new platform, operating system or media format, we often are required to make a substantial investment prior to the introduction of the product. If we invest in the development of interactive entertainment products incorporating a new technology or for a new platform that does not achieve significant commercial success, our revenues from those products likely will be lower than we anticipated and may not cover our development costs. Further, our competitors may adapt to an emerging technology or business model more quickly or effectively than we do, creating products that are technologically superior to ours, more appealing to consumers, or both. If, on the other hand, we elect not to pursue the development of products incorporating a new technology or for new platforms, or otherwise elect not to pursue a new business model, that achieves significant commercial success, it may have adverse consequences. It may take significant time and resources to shift product development resources to that technology, platform or business model, as the case may be, and may be more difficult to compete against existing products incorporating that technology or for that platform or against companies using that business model. Any failure to successfully adapt to, and appropriately allocate resources among, emerging technologies could negatively impact our business.

Competition within, and to, the interactive entertainment industry is intense, and competitors may succeed in reducing our sales.

Within the interactive entertainment industry, we compete with other publishers of interactive entertainment software developed for use on the PC, video game consoles and handheld, mobile and tablet devices or social networking sites, both within the United States and, increasingly, in international jurisdictions. Our competitors include very large corporations with significantly greater financial, marketing and product development resources than we have. A relatively small number of titles account for a significant portion of net revenues, and an even greater portion of net profit, in the interactive entertainment industry, and the availability of significant financial resources is a major competitive factor in the production of high-quality products and in the marketing of products that are ultimately well-received. Our larger competitors may be able to leverage their greater financial, technical, personnel and other resources to finance larger budgets for development and marketing and make higher offers to licensors and developers for commercially desirable properties as well as adopt more aggressive pricing policies to develop more commercially successful products for the PC or video game platforms than we do. In addition, competitors with large product lines and popular titles typically have greater leverage with retailers, distributors and other customers, who may be willing to promote titles with less consumer appeal in return for access to those competitors' more popular titles.

Increased consumer acceptance and availability of interactive entertainment developed for use by consumers on handheld, mobile and tablet devices or social networking sites or other online games, consumer acceptance and availability of technology which allows users to play games on televisions without consoles, or technological advances in online game software or the Internet could result in a decline in sales of our platform-based software.

Additionally, we compete with other forms of entertainment and leisure activities. For example, the overall growth in the use of the Internet and online services such as social networking sites by consumers may pose a competitive threat if consumers and potential consumers spend less of their available time using interactive entertainment software and more using the Internet, including those online services. Further, it is difficult to predict and prepare for rapid changes in consumer demand that could materially alter public preferences for different forms of entertainment and leisure activities. Failure to adequately identify and adapt to the competitive pressures described herein could negatively impact our business.

We are exposed to seasonality in the sale of our products.

The interactive entertainment industry is highly seasonal, with the highest levels of consumer demand occurring during the year-end holiday buying season in the fourth quarter of the year. Receivables and credit risk are likewise higher during the second half of the year, as retailers increase their purchases of our products in anticipation of the holiday season. Delays in development, licensor approvals or manufacturing can affect the timing of the release of products, causing us to miss key selling periods such as the year-end holiday buying season.

We may be involved in legal proceedings that may result in material adverse outcomes.

From time to time, we may be involved in claims, suits, government investigations, audits and proceedings arising from the ordinary course of our business, including actions with respect to intellectual property, competition and antitrust matters, privacy matters, tax matters, labor and employment matters, unclaimed property matters, compliance and commercial claims. Such claims, suits, government investigations, audits and proceedings are inherently uncertain and their results cannot be predicted with certainty. Regardless of the outcome, such legal proceedings can have an adverse impact on us because of legal costs, diversion of management resources and other factors. In addition, it is possible that a resolution of one or more such proceedings could result in substantial fines and penalties, criminal sanctions, consent decrees or orders preventing us from offering certain features, functionalities, products or services, requiring us to change our development process or other business practices.

Our products are subject to ratings by the Entertainment Software Rating Board in the U.S. and similar agencies in international jurisdictions. Our failure to obtain our target ratings for our products could negatively impact our business.

The Entertainment Software Rating Board (the "ESRB") is a self-regulatory body based in the United States that provides consumers of interactive entertainment software with ratings information, including information on the content in such software, such as violence, nudity or sexual content contained in software titles. The ESRB rating categories are "Early Childhood" (i.e., content is intended for young children), "Everyone" (i.e., content is generally suitable for all ages), "Everyone 10+" (i.e., content is generally suitable for ages 10 and up), "Teen" (i.e., content is generally suitable for ages 13 and up), "Mature" (i.e., content is generally suitable for ages 17 and up) and "Adults Only" (i.e., content is suitable for adults ages 18 and up). Certain countries other than the United States have also established content rating systems as prerequisites for product sales in those countries. In some countries, a company may be required to modify its products to comply with the requirements of the rating systems, which could delay or disrupt the release of any given product, or may prevent its sale altogether in certain territories. Further, if an agency re-rates one of our games for any reason, retailers could refuse to sell it and demand that we accept the return of any unsold or returned copies or consumers could demand a refund for copies purchased. If we are unable to obtain the ratings we have targeted for our products as a result of changes in a content rating organization's ratings standards or for other reasons, it could have a negative impact on our business.

Our business, products, and distribution are subject to increasing regulation of content in key territories. If we do not successfully respond to these regulations, our business, financial condition, results of operations, profitability, cash flows or liquidity could be materially adversely affected.

Legislation is continually being introduced, and litigation and regulatory enforcement actions are taking place, that may affect the way in which we, and other industry participants, may offer content and features, and distribute and advertise our products. For example, privacy laws and regulatory guidance in many countries impose various restrictions on online and mobile advertising, as well as the collection, storage and use of personally identifiable information. We may be required to modify certain of our product development processes or alter our marketing strategies to comply with such regulations, which could be costly or delay the release of our products. In addition, many foreign countries, such as China and Germany, have laws that permit governmental entities to restrict the content and/or advertising of interactive entertainment software or prohibit certain types of content. Further, legislation which attempts to restrict marketing or distribution of such products because of the content therein has been introduced at one time or another at the federal and state levels in the United States. There is on-going risk of enhanced regulation of interactive entertainment marketing, content or sales. These laws and regulations vary by territory and may be inconsistent with one another, imposing conflicting or uncertain restrictions. The adoption and enforcement of legislation which restricts the marketing, content or sales of our products in countries in which we do business may harm the sales of our products, as the products we are able to offer to our customers and the size of the potential market for our products may be limited. Failure to comply with any applicable legislation may also result in government-imposed fines or other penalties. Moreover, the increased public dialogue concerning interactive entertainment may have an adverse impact on our reputation and consumers' willingness to purchase our products.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus contains “forward-looking statements”, which represent the Company’s current expectations or beliefs including, but not limited to, statements concerning the Company’s operations, performance, financial condition and growth. For this purpose, any statements contained in this prospectus that are not statements of historical fact are forward-looking statements. Without limiting the generality of the foregoing, words such as “may”, “anticipation”, “intend”, “could”, “estimate”, or “continue” or the negative or other comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, such as credit losses, dependence on management and key personnel, variability of quarterly results, and the ability of the Company to continue its growth strategy and competition, certain of which are beyond the Company’s control. Should one or more of these risks or uncertainties materialize or should the underlying assumptions prove incorrect, actual outcomes and results could differ materially from those indicated in the forward-looking statements.

       Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

DETERMINATION OF OFFERING PRICE

  The Selling Stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

       The shares of common stock offered hereby are being registered for the account of the Selling Stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the Selling Stockholders and we will not receive any proceeds from the resale of the common stock by the Selling Stockholders.

SELLING STOCKHOLDERS

       The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock. The following table sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering		Percentage of Common Stock Beneficially Prior to Offering**	Share of Common Stock Offered in this Offering		Shares of Common Stock Beneficially Owned After this Offering		Percentage of Common Stock Beneficially Owned After this Offering**
Mohit Bhansali, Director	381,375	(1)	2.3%	99,667	(2)	306,740		1.81%
Michael Beeghley, Director	88,687	(3)	*	71,017	(4)	62,500		*
Michael Brauser, Co-Chairman (5)	1,398,044	(6)	7.89%	421,017	(7)	1,205,184	(6)	6.81%
Barry Honig, CEO and Co-Chairman (8)	1,693,402	(9)	9.57%	400,000	(10)	1,510,065	(11)	8.53%
Andrew Kaplan, Director	119,936	(12)	*	71,017	(13)	87,500		*
Edward Karr, Director	232,436	(14)	1.39%	71,017	(15)	200,000		1.19%
David Rector, Director	206,993	(16)	1.23%	118,487	(17)	100,000		*
John Stetson, CFO (18)	1,403,975	(19)	7.95%	300,000	(20)	1,266,475	(21)	7.16%
TOTAL	-		-	1,552,222		-		-

*Less than 1%

**Based on 16,648,051 shares of common stock outstanding as of July 6, 2016.

(1)      Includes (i) 6,740 shares of a restricted stock grant which is fully vested, (ii) 11,462 shares which represent the vested portion (including shares vesting within 60 days) of a 25,000 shares of restricted stock grant which vests at the end of each calendar month at a rate of 1/24 of such shares per month, (iii) an option to purchase 56,030 shares of common stock, (iv) an option to purchase 7,143 shares of common stock, (v) an option to purchase 150,000 shares of common stock pursuant to the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) and (vi) a restricted stock grant of 150,000 shares pursuant to the 2016 Plan. The option and restricted stock grant awarded pursuant to the 2016 Plan shall vest 50% as of April 25, 2016 and 50% upon the occurrence of a Qualified Acquisition. Qualified Acquisition means one or more acquisitions by the Company of any business, assets, stock, licenses, interests or properties (including, without limitation, intellectual property rights) approved by the stockholders of the Company or any acquisition involving assets, shares of capital stock, any purchase, merger, consolidation, recapitalization, or reorganization or involving any licensing, royalties, sharing arrangement or otherwise which Qualified Acquisition requires the filing by the Company of a Current on Form 8-K with the inclusion of audited financial statements of the target company. Excludes options to purchase 11,494 shares of common stock issued pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) at an exercise price of $0.87 per share which are not exercisable within 60 days.

 (2)     Represents (i) a restricted stock grant of 25,000 shares which vests in 24 equal monthly installments beginning September 30, 2015, (ii) 56,030 shares of common stock underlying options with an exercise price of $0.68 per share which are vested in full, (iii) 7,143 shares of common stock underlying options with an exercise price of $1.40 which are vested in full and (iv) 11,494 shares of common stock underlying options with an exercise price of $0.87 which shall vest in full on December, 2016.

(3)      Includes (i) 16,664 shares of stock, which represents the vested portion (including shares vesting within 60 days) of a 50,000 share restricted stock award granted which vests at a rate of 1/24 of such award shares per month, (ii) 9,523 shares of common stock underlying options with an exercise price of $1.05 per share which are fully vested, (iii) an option to purchase 31,250 shares of common stock pursuant to the 2016 Plan and (iv) a restricted stock grant of 31,250 shares pursuant to the  2016. The option and restricted stock grant awarded pursuant to the 2016 Plan shall vest 50% as of April 25, 2016 and 50% upon the occurrence of a Qualified Acquisition. Excludes options to purchase 11,494 shares of common stock issued pursuant to the 2014 Plan at an exercise price of $0.87 per share which are not exercisable within 60 days.

 (4)     Represents (i) a restricted stock grant of 50,000 shares which vests in 24 equal monthly installments beginning September 30, 2015, (ii) 9,523 shares of common stock underlying options with an exercise price of $1.05 per share which are vested in full and (iii) 11,494 shares of common stock underlying options with an exercise price of $0.87 which shall vest in full on December, 2016.

(5)     Michael Brauser is Chairman of the Betsy & Michael Brauser Charitable Family Foundation, Trustee of Grander Holdings, Inc. 401K and a Manager of Marlin Capital Investments, LLC (“Marlin”). In such capacities he is deemed to hold voting and dispositive power over the securities held by such entities.

(6)      Includes (i) 183,337 shares stock held by Michael Brauser, which represents the vested portion (including shares vesting within 60 days) of a 400,000 share restricted stock award, which vests at a rate of 1/24 of such award shares per month, (ii) 9,523 shares of common stock underlying options with an exercise price of $1.05 per share, which fully vest on June 17, 2016 (iii) 125,000 shares of common stock held by Betsy & Michael Brauser Charitable Family Foundation, (iv) 30,184 shares of common stock held by Grander Holdings, Inc. 401K, (v) an option to purchase 525,000 shares of common stock pursuant to the 2016 Plan and (vi) a restricted stock grant of 525,000 shares pursuant to the  2016 Plan. The option and restricted stock grant awarded pursuant to the 2016 Plan shall vest 50% as of April 25, 2016 and 50% upon the occurrence of a Qualified Acquisition. Excludes (i)  options to purchase 11,494 shares of common stock issued pursuant to the  2014 Plan at an exercise price of $0.87 per share which are not exercisable within 60 days, (ii) 2,205,883 shares of common stock underlying Series A Convertible Preferred Stock held by Michael Brauser, (iii) 117,648 shares of common stock underlying Series A Convertible Preferred Stock held by Marlin, (iv) 1,575,630 shares of common stock underlying shares of Series B Convertible Preferred Stock held by Michael Brauser, (v) 84,034 shares of common stock underlying shares of Series B Convertible Preferred Stock held by Marlin, (vi) 50,000 shares of common stock underlying shares of Series D Convertible Preferred Stock held by Betsy & Michael Brauser Charitable Family Foundation and (vii) 216,670 shares of common stock underlying shares of Series D Convertible Preferred Stock held by Grander Holdings, Inc. 401K. Each of the forgoing classes of preferred stock contains an ownership limitation such that the holder may not convert any of such securities to the extent that such conversion would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates. Disregarding the 4.99% beneficial ownership limitation, Michael Brauser would own (i) 5,631,242 shares of common stock on an “as converted” basis before this offering which represents 25.45% of common stock and (ii) 5,455,049 shares of common stock on an “as converted” basis after this offering which represents 24.85% of common stock

(7)      Represents (i) a restricted stock grant of 400,000 shares which vests in 24 equal monthly installments beginning September 30, 2015, (ii) 9,523 shares of common stock underlying options with an exercise price of $1.05 per share which are vested in full and (iii) 11,494 shares of common stock underlying options with an exercise price of $0.87 which shall vest in full on December, 2016.

(8)      Barry Honig is the Trustee of GRQ Consultants, Inc. 401K and GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“Roth 401K”), and he is the managing member of Marlin. In such capacities he is deemed to hold voting and dispositive power over the securities held by such entities.

(9)     Includes (i) 257,889 shares of common stock held by Barry Honig, (ii) 91,076 shares of common stock held by GRQ Consultants, Inc. 401K (iii) 183,337 shares stock held by Barry Honig, which represents the vested portion (including shares vesting within 60 days) of a 400,000 share restricted stock award, which vests at a rate of 1/24 of such award shares per month, (iv) 110,470 shares of common stock held by Roth 401K, (v) an option to purchase 525,000 shares of common stock pursuant to the 2016 Plan and (vi) a restricted stock grant of 525,000 shares pursuant to the 2016 Plan. The option and restricted stock grant awarded pursuant to the 2016 Plan shall vest 50% as of April 25, 2016 and 50% upon the occurrence of a Qualified Acquisition. Excludes (i) 2,205,883 shares of common stock underlying Series A Convertible Preferred Stock held by Mr. Honig, (ii) 154,657 shares of common stock underlying Series A Convertible Preferred Stock held by Roth 401K, (iii) 117,648 shares of common stock underlying Series A Convertible Preferred Stock held by Marlin, (iv) 1,575,630 shares of common stock underlying shares of Series B Convertible Preferred Stock held by Mr. Honig, (v) 84,034 shares of common stock underlying shares of Series B Convertible Preferred Stock held by Marlin (vi) 833,334 shares of common stock underlying shares of Series C Convertible Preferred Stock held by 401K and (vii) and (vi) 333,330 shares of common stock underlying shares of Series D Convertible Preferred Stock held by GRQ Consultants, Inc. 401K. Each of the forgoing classes of preferred stock contains an ownership limitation such that the holder may not convert any of such securities to the extent that such conversion would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates. Disregarding the 4.99% beneficial ownership limitation, Barry Honig would own (i) 6,980,621 shares of common stock on an “as converted” basis before this offering which represents 29.29% of common stock and (ii) 6,813,951 shares of common stock on an “as converted” basis after this offering which represents 29.62% of common stock.

(10)     Represents a restricted stock grant of 400,000 shares which vests in 24 equal monthly installments beginning September 30, 2015.

(11)   Includes (i) 257,889 shares of common stock held by Barry Honig, (ii) 91,076 shares of common stock held by GRQ Consultants, Inc. 401, (iii) 110,470 shares of common stock held by Roth 401K, (iv) an option to purchase 525,000 shares of common stock pursuant to the 2016 Plan and (v) a restricted stock grant of 525,000 shares pursuant to the 2016 Plan. Excludes (i) 2,205,883 shares of common stock underlying Series A Convertible Preferred Stock held by Mr. Honig, (ii) 154,657 shares of common stock underlying Series A Convertible Preferred Stock held by Roth 401K, (iii) 117,648 shares of common stock underlying Series A Convertible Preferred Stock held by Marlin, (iv) 1,575,630 shares of common stock underlying shares of Series B Convertible Preferred Stock held by Mr. Honig, (v) 84,034 shares of common stock underlying shares of Series B Convertible Preferred Stock held by Marlin (vi) 833,334 shares of common stock underlying shares of Series C Convertible Preferred Stock held by 401K and (vii) and (vi) 333,330 shares of common stock underlying shares of Series D Convertible Preferred Stock held by GRQ Consultants, Inc. 401K. Each of the forgoing classes of preferred stock contains an ownership limitation such that the holder may not convert any of such securities to the extent that such conversion would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

 (12)    Includes (i) 22,913 shares which represent the vested portion (including shares vesting within 60 days) of a 50,000 shares of restricted stock grant which vests at the end of each calendar month at a rate of 1/24 of such shares per month, (ii) 9,523 shares of common stock underlying options with an exercise price of $1.05 per share which are vested in full, (iii) an option to purchase 43,750 shares of common stock pursuant to the 2016 Plan and (iv) a restricted stock grant of 43,750 shares pursuant to the 2016 Plan. The option and restricted stock grant awarded pursuant to the 2016 Plan shall vest 50% as of April 25, 2016 and 50% upon the occurrence of a Qualified Acquisition. Excludes options to purchase 11,494 shares of common stock issued pursuant to the 2014 Plan at an exercise price of $0.87 per share which are not exercisable within 60 days.

(13)     Represents (i) a restricted stock grant of 50,000 shares which vests in 24 equal monthly installments beginning September 30, 2015, (ii) 9,523 shares of common stock underlying options with an exercise price of $1.05 per share which are vested in full and (iii) 11,494 shares of common stock underlying options with an exercise price of $0.87 which shall vest in full on December, 2016.

(14) Includes (i) 22,913 shares which represent the vested portion (including shares vesting within 60 days) of a 50,000 shares of restricted stock grant which vests at the end of each calendar month at a rate of 1/24 of such shares per month, (ii) 9,523 shares of common stock underlying options with an exercise price of $1.05 per share which are vested in full, (iii) an option to purchase 100,000 shares of common stock pursuant to the 2016 Plan and (iv) a restricted stock grant of 100,000 shares pursuant to the 2016 Plan. The option and restricted stock grant awarded pursuant to the 2016 Plan shall vest 50% as of April 25, 2016 and 50% upon the occurrence of a Qualified Acquisition. Excludes options to purchase 11,494 shares of common stock issued pursuant to the 2014 Plan at an exercise price of $0.87 per share which are not exercisable within 60 days.

(15)     Represents (i) a restricted stock grant of 50,000 shares which vests in 24 equal monthly installments beginning September 30, 2015, (ii) 9,523 shares of common stock underlying options with an exercise price of $1.05 per share which are vested in full and (iii) 11,494 shares of common stock underlying options with an exercise price of $0.87 which shall vest in full on December, 2016.

(16) Represents (i) a restricted stock grant of 100,000 shares which are vested in full, (ii) 6,993 shares of common stock underlying options with an exercise price of $1.43 per share which are vested in full, (iii) an option to purchase 50,000 shares of common stock pursuant to the 2016 Plan and (iv) a restricted stock grant of 50,000 shares pursuant to the 2016 Plan. The option and restricted stock grant awarded pursuant to the 2016 Plan shall vest 50% as of April 25, 2016 and 50% upon the occurrence of a Qualified Acquisition.  Excludes options to purchase 11,494 shares of common stock issued pursuant to the 2014 Plan at an exercise price of $0.87 per share which are not exercisable within 60 days.

(17) Represents (i) a restricted stock grant of 100,000 shares which are vested in full, (ii) 6,993 shares of common stock underlying options with an exercise price of $1.43 per share which are vested in full and (iii) 11,494 shares of common stock underlying options with an exercise price of $0.87 which shall vest in full on December, 2016.

(18)     John Stetson is President of Stetson Capital Investments, Inc. and Stetson Capital Investments, Inc. Retirement Plan. In such capacities he is deemed to hold voting and dispositive power over the securities held by such entities.

(19)    Includes (i) 137,500 shares which  represent the vested portion (including shares vesting within 60 days) of a 300,000 share restricted stock award which vests at a rate of 1/24 of such award shares per month, (ii) 49,807 shares of common stock, (iii) 83,334 shares of common stock held by Stetson Capital Investments, (iv) 83,334 shares of common stock held by Stetson Capital Investments, Inc. Retirement Plan, (v) an option to purchase 525,000 shares of common stock pursuant to the 2016 Plan and (vi) a restricted stock grant of 525,000 shares pursuant to the 2016 Plan. The option and restricted stock grant awarded pursuant to the 2016 Plan shall vest 50% as of April 25, 2016 and 50% upon the occurrence of a Qualified Acquisition. Excludes (i) 69,731 shares of common stock underlying shares of Series A Convertible Preferred Stock held by Mr. Stetson, (ii) 33,330 underlying shares of Series D Convertible Preferred Stock held by Stetson Capital Investments and (iii) 33,330 underlying shares of Series D Convertible Preferred Stock held by Stetson Capital Investments, Inc. Retirement Plan. Each of the forgoing classes of preferred stock contains an ownership limitation such that the holder may not convert any of such securities to the extent that such conversion would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates. Disregarding the 4.99% beneficial ownership limitation, John Stetson would own (i) 1,527,866 shares of common stock on an “as converted” basis before this offering which represents 8.57% of common stock and (ii) 1,402,866 shares of common stock on an “as converted” basis after this offering which represents 7.87% of common stock

(20)    Represents a restricted stock grant of 300,000 shares which vests in 24 equal monthly installments beginning September 30, 2015.

(21)    Includes (i) 49,807 shares of common stock, (ii) 83,334 shares of common stock held by Stetson Capital Investments, (iii) 83,334 shares of common stock held by Stetson Capital Investments, Inc. Retirement Plan, (iv) an option to purchase 525,000 shares of common stock pursuant to the 2016 Plan and (v) a restricted stock grant of 525,000 shares pursuant to the 2016 Plan. Excludes (i) 69,731 shares of common stock underlying shares of Series A Convertible Preferred Stock held by Mr. Stetson, (ii) 33,330 underlying shares of Series D Convertible Preferred Stock held by Stetson Capital Investments and (iii) 33,330 underlying shares of Series D Convertible Preferred Stock held by Stetson Capital Investments, Inc. Retirement Plan. Each of the forgoing classes of preferred stock contains an ownership limitation such that the holder may not convert any of such securities to the extent that such conversion would result in the holder’s beneficial ownership being in excess of 4.99% of the Company’s issued and outstanding common stock together with all shares owned by the holder and its affiliates.

PLAN OF DISTRIBUTION

Timing of Sales

        The selling stockholders may offer and sell the shares covered by this prospectus at various times. The selling stockholders will act independently of our company in making decisions with respect to the timing, manner and size of each sale.

No Known Agreements to Resell the Shares

        To our knowledge, no selling stockholder has any agreement or understanding, directly or indirectly, with any person to resell the common shares covered by this prospectus.

Offering Price

       The sales price offered by the selling stockholders to the public may be:

1.	the market price prevailing at the time of sale;

2.	a price related to such prevailing market price; or

3.	such other price as the selling stockholders determine from time to time.

Manner of Sale

       The common shares may be sold by means of one or more of the following methods:

1.	a block trade in which the broker-dealer so engaged will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

2.	Purchases by a broker-dealer as principal and resale by that broker-dealer for its account pursuant to this prospectus;

3.	ordinary brokerage transactions in which the broker solicits purchasers;

4.	through options, swaps or derivatives;

5.	in transactions to cover short sales;

6.	privately negotiated transactions; or

7.	in a combination of any of the above methods.

       The selling stockholders may sell their common shares directly to purchasers or may use brokers, dealers, underwriters or agents to sell their common shares. Brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions, discounts or concessions from the selling stockholders, or, if any such broker-dealer acts as agent for the purchaser of common shares, from the purchaser in amounts to be negotiated immediately prior to the sale. The compensation received by brokers or dealers may, but is not expected to, exceed that which is customary for the types of transactions involved.

        Broker-dealers may agree with a selling stockholder to sell a specified number of common shares at a stipulated price per common share, and, to the extent the broker-dealer is unable to do so acting as agent for a selling stockholder, to purchase as principal any unsold common shares at the price required to fulfill the broker-dealer commitment to the selling stockholder.

         Broker-dealers who acquire common shares as principal may thereafter resell the common shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, on The NASDAQ Capital Market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales of the common shares, broker-dealers may pay to or receive from the purchasers of shares commissions as described above.

        If our selling stockholders enter into arrangements with brokers or dealers, as described above, we are obligated to file a post-effective amendment to this registration statement disclosing such arrangements, including the names of any broker-dealers acting as underwriters.

        The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. In that event, any commissions received by broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

 We will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.

Sales Pursuant to Rule 144

        Any common shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        Accordingly, during such times as a selling stockholder may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, the selling stockholder must comply with applicable law and, among other things:

1.	may not engage in any stabilization activities in connection with our common stock;

2.	may not cover short sales by purchasing shares while the distribution is taking place; and

3.	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

Penny Stock Rules

        The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $4.00 per share or an exercise price of less than $4.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “institutional accredited investors.” The term “institutional accredited investor” refers generally to those accredited investors who are not natural persons and fall into one of the categories of accredited investor specified in subparagraphs (1), (2), (3), (7) or (8) of Rule 501 of Regulation D promulgated under the Securities Act, including institutions with assets in excess of $5,000,000.

        The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form required by the Securities and Exchange Commission, obtain from the customer a signed and dated acknowledgement of receipt of the disclosure document and to wait two business days before effecting the transaction. The risk disclosure document provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.

        The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

        These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

State Securities Laws

        Under the securities laws of some states, the common shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless the shares have been registered or qualified for sale in the state or an exemption from registration or qualification is available and is complied with.

Expenses of Registration

        We are bearing all costs relating to the registration of the common stock. These expenses are estimated to be $15,000, including, but not limited to, legal, accounting, printing and mailing fees. The selling stockholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.
LEGAL MATTERS

         The validity of the common stock has been passed upon by Thompson Hine LLP, New York, New York.

EXPERTS

         The consolidated balance sheets of Majesco Entertainment Company and Subsidiary as of October 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference.  Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

         No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The Securities and Exchange Commission (“SEC”) allows us to incorporate by reference certain of our publicly filed documents into this prospectus, which means that such information is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the selling stockholders have sold all of the shares offered hereby or such shares have been deregistered.

        The following documents filed by us with the SEC are incorporated herein by reference:

●	Annual Report on Form 10-K for the year ended October 31, 2015 filed on January 29, 2016 and the Annual Report on Form 10-K/A filed on February 26, 2016;
●	Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2016 filed on March 15, 2016 and quarterly report for the period ended April 30, 2016 filed on June 9, 2016;
●
Current Reports on Form 8-K or Form 8-K/A (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on December 21, 2015, December 28, 2015, March 4, 2016, April 14, 2016 and May 26, 2016;

●
The description of our Common Stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on January 21, 2005 (File No. 000-51128), including any amendments or reports filed for the purpose of updating such description.

       We will provide without charge to each person to whom a copy of this prospectus has been delivered, on written or oral request a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to such documents. Written or oral requests for such copies should be directed to the Chief Financial Officer.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

        As permitted by the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation and restated  by-laws to be in effect at the closing of this offering that limit or eliminate the personal liability of our directors. Consequently, a director will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

●	any breach of the director’s duty of loyalty to us or our stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or

●	any transaction from which the director derived an improper personal benefit.
        These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

        In addition, our by-laws provide that:

●	we will indemnify our directors, officers and, in the discretion of our board of directors, certain employees to the fullest extent permitted by the Delaware General Corporation Law; and

●	we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our board of directors, to our officers.

         We also maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

        These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the indemnification agreements and the insurance are necessary to attract and retain talented and experienced directors and officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION AVAILABLE TO YOU

        This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC. Certain information in the Registration Statement has been omitted from this prospectus in accordance with the rules of the SEC. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You can inspect and copy the Registration Statement as well as reports, proxy statements and other information we have filed with the SEC at the public reference room maintained by the SEC at 100 F Street N.E. Washington, D.C. 20549. You can obtain copies from the public reference room of the SEC at 100 F Street N.E. Washington, D.C. 20549, upon payment of certain fees. You can call the SEC at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the SEC, which may be accessed through the SEC’s World Wide Web site at http://www.sec.gov.

1,552,222 SHARES OF COMMON STOCK

PROSPECTUS

July 7, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents previously filed by the Company with the Securities and Exchange Commission (“Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

●	Annual Report on Form 10-K for the year ended October 31, 2015 filed on January 29, 2016 and the Annual Report on Form 10-K/A filed on February 26, 2016;
●	Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2016 filed on March 15, 2016 and quarterly report for the period ended April 30, 2016 filed on June 9, 2016;
●
Current Reports on Form 8-K or Form 8-K/A (excluding any reports or portions thereof that are deemed to be furnished and not filed) filed on December 21, 2015, December 28, 2015, March 4, 2016, April 14, 2016 and May 26, 2016;

●
The description of our Common Stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on January 21, 2005 (File No. 000-51128), including any amendments or reports filed for the purpose of updating such description.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Company’s restated certificate of incorporation and restated bylaws provide that each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including, without limitation, as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the Company or is or was serving at our request as a director, officer, or trustee of another corporation, or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law (the “DGCL”) against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such.

        Section 145 of the DGCL permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reason to believe his or her conduct was unlawful. In a derivative action, ( i.e ., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine that the defendant is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

        Pursuant to Section 102(b)(7) of the DGCL, Article Ninth of the Company’s restated certificate of incorporation eliminates the liability of a director to the Company or its stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

●	from any breach of the director’s duty of loyalty to us or our stockholders;

●	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	under Section 174 of the DGCL; and

●	from any transaction from which the director derived an improper personal benefit.

       The Company carries insurance policies insuring its directors and officers against certain liabilities that they may incur in their capacity as directors and officers.

       The Company has entered into indemnification agreements with each of its directors. Pursuant to the indemnification agreements, the Company is required to, among other things, indemnify each indemnitee against all expenses (including, attorneys’ fees, disbursements and retainers, fees and disbursements of expert witnesses, private investigators and professional advisors and other disbursements and expenses) actually and reasonably incurred in connection with certain proceedings that relate to the indemnitee’s corporate status (as defined in the indemnification agreements). The Company also is required to indemnify for expenses incurred by the indemnitee if, by reason of his or her corporate status, such indemnitee is a witness in any proceeding. Further, the Company is required to indemnify for expenses incurred by the indemnitee in defense of a proceeding to the extent the indemnitee has been successful on the merits or otherwise. Finally, if the indemnitee is involved in certain proceedings as a result of the indemnitee’s corporate status, the Company is required to advance all expenses incurred by or on behalf of the indemnitee in connection with such proceeding, without regard to the indemnitee’s ability to repay the expenses and without regard to the indemnitee’s ultimate entitlement to indemnification under the other provisions of the indemnification agreement; provided, however, that to the extent required by the DGCL, the indemnitee must repay all the expenses paid to the indemnitee if it is finally determined that the indemnitee is not entitled to be indemnified.

       The indemnification agreements contain certain exceptions to the Company’s obligation to indemnify. Among these exceptions, the Company is not obligated to make any indemnity in connection with any claim made against the indemnitee: (i) for which payment has actually been made to or on behalf of the indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provisions; (ii) for an accounting of profits made from the purchase and sale (or sale and purchase) by the indemnitee of securities of the Company within the meaning of Section 16(b) of the Exchange Act, or similar provisions of state statutory law or common law; or (iii) for which payment is prohibited by applicable law.

       The indemnification agreements also require the Company to, from time to time, make a good faith determination whether or not it is practicable to obtain and maintain a policy or policies of insurance with a reputable insurance company providing the indemnitee with coverage for losses from wrongful acts and, to the extent we obtain such insurance, an indemnitee who is a director shall be named as an insured. However, the Company is not obligated to obtain or maintain such insurance.

       All agreements and obligations of the Company contained in the indemnification agreements will continue during the period when the director who is a party to an indemnification agreement is a director of the Company (or is serving at the request of the Company as a director, officer, employee or other agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) and will continue thereafter so long as such director shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative. In addition, the indemnification agreements provide for partial indemnification and advance of expenses. In the event of a change of control, the Company (or any successor to the interests of the Company) shall be obligated to continue, procure and otherwise maintain in effect, for a period of six (6) years from the effective date of the change of control, a policy, or policies, of insurance providing each director with coverage for losses from alleged wrongful acts occurring on or before the change of control.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

        Not applicable.

ITEM 8. EXHIBITS

        See Exhibit Index following signature page.

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offered range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

 (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

 (3) to remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in the first paragraph of Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of S. Plainfield, and State of New Jersey, on the 7th day of July 2016.

MAJESCO ENTERTAINMENT COMPANY

By:	/s/ Barry Honig
Barry Honig
Chief Executive Officer

By:	/s/ John Stetson
John Stetson
Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Barry Honig	Chief Executive Officer and Co-Chairman	July 7, 2016
Barry Honig	(Principal Executive Officer)

/s/ John Stetson	Chief Financial Officer	July 7, 2016
John Stetson	(Principal Financial Officer)

/s/ *	Co-Chairman	July 7, 2016
Michael Brauser

/s/ *	Director	July 7, 2016
Edward M. Karr

/s/ *	Director	July 7, 2016
Andrew Kaplan

/s/ *	Director	July 7, 2016
Mohit Bhansali

/s/ *	Director	July 7, 2016
David Rector
/s/ *	Director	July 7, 2016
Michael Beeghley

* By: /s/ John Stetson
          John Stetson

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

(4)	INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

4.1
Restated Certificate of Incorporation of Majesco Entertainment Company (incorporated herein by reference to Exhibit 3.01 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on September 15, 2014).

4.2	Restated Bylaws of Majesco Entertainment Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on June 17, 2005).

(5)	OPINION REGARDING LEGALITY

5.1	Opinion of Thompson Hine LLP with respect to the legality of the securities being registered.**

(10)	MATERIAL CONTRACTS

10.1	Majesco Entertainment Company 2014 Equity Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 1, 2015).

(23)	CONSENT OF EXPERTS AND COUNSEL

23.1	Consent of EisnerAmper LLP.*

23.2	Consent of Thompson Hine LLP (contained in their opinion filed as Exhibit 5.1).**

(24)	POWERS OF ATTORNEY

24.1	Powers of Attorney**

*Filed herewith
**Previously filed.